                                                                    EXHIBIT 12.1
                        SECURITY CAPITAL PACIFIC TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

                                  (Unaudited)
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


                                    Three months ended
                                         March 31,                                Twelve Months Ended December 31,
                                         ---------                 -------------------------------------------------------------
                                      1997      1996                 1996           1995         1994          1993       1992
                                      ----      ----                 ----           ----         ----          ----       ----
Earnings from operations.........    $20,276   $22,920             $ 94,089       $ 81,696      $ 46,719      $23,191    $ 9,037
Add:
 Interest Expense................     13,961     6,520               35,288         19,584        19,442        3,923      3,214
                                    -------    ------              --------       --------      --------      -------    -------
Earnings as adjusted.............    $34,237   $29,440             $129,377       $101,280      $ 66,161      $27,114    $12,251
                                     =======   =======             ========       ========      ========      =======    =======
Fixed charges:
 Interest Expense................    $13,961   $ 6,520             $ 35,288       $ 19,584      $ 19,442      $ 3,923    $ 3,214
 Capitalized interest............      4,427     3,497               16,941         11,741         6,029        2,818        989
                                     -------   -------             --------       --------      --------      -------    -------
 Total fixed charges.............    $18,388   $10,017             $ 52,229       $ 31,325      $ 25,471      $ 6,741    $ 4,203
                                     =======   =======             ========       ========      ========      =======    =======
Ratio of earnings to fixed               1.9       2.9                  2.5            3.2           2.6          4.0        2.9
 charges.........................    =======   =======             ========       ========      ========      =======    =======
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